Exhibit (a)(7)

NOTICE OF MERGER

OF ROCKET ACQUISITION CORPORATION

WITH AND INTO MICROS SYSTEMS, INC.

July 3, 2014

In accordance with Section 3-106(d) of the Maryland General Corporation Law, you are hereby notified by Rocket Acquisition Corporation, a Maryland corporation (the “Purchaser”), that Purchaser intends to merge with and into MICROS Systems, Inc., a Maryland corporation (the “Company”), pursuant to the Agreement and Plan of Merger dated as of June 22, 2014 (as it may be amended from time to time), among the Company, the Purchaser, OC Acquisition LLC, a Delaware limited liability company (“Parent”), and (solely with respect to performance of its obligations set forth in certain specified sections thereof) Oracle Corporation, a Delaware corporation (“Oracle”), (such transaction, the “Merger”). On July 3, 2014, Purchaser, Parent and Oracle filed with the Securities and Exchange Commission a tender offer statement on Schedule TO (the “Tender Offer Statement”) relating to Purchaser’s offer to purchase (the “Offer”) all outstanding shares of common stock, par value $0.025 per share of the Company, at $68.00 per share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase filed as Exhibit (a)(1)(A) to the Tender Offer Statement. If Purchaser becomes the owner of shares of common stock of the Company entitled to cast 90% or more of all the votes entitled to be cast on the Merger, pursuant to the Offer or otherwise, then Purchaser will consummate the Merger as soon as practicable thereafter but at least 30 days after the date of this notice without further action by or notice to the other stockholders of the Company in accordance with Section 3-106 of the Maryland General Corporation Law.

SINCERELY,

ROCKET ACQUISITION CORPORATION